Exhibit 99.1

Kaleido Biosciences Announces CEO Leadership Transition

- Alison Lawton to step down as President and Chief Executive Officer to attend to a family health matter

- The Board of Directors has established an Office of the CEO to manage the company through the transition, with Mike Bonney, Executive Chair, to lead the office and Alison Lawton to serve as a special advisor

LEXINGTON, Mass., June 16, 2020 – Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a chemistry-driven approach to targeting the microbiome to treat disease and improve human health, today announced that Alison Lawton has chosen to step down from her position as President and Chief Executive Officer in order to return to the United Kingdom and attend to an unexpected family health matter.  Ms. Lawton will continue to serve as a Director and special advisor to Kaleido and will support the company through this transition.

“It has been an enormous privilege to have led the transition of Kaleido from a private, early research company to a public company with a broad pipeline of programs in clinical and preclinical development.” Ms. Lawton said.  “I am honored to have worked with remarkable colleagues who are committed to advancing the science of our unique technology targeted at the microbiome to redefine how we can manage patients’ unmet needs in the future.  I am excited about Kaleido’s upcoming milestones, including the COVID-19 clinical results expected in Q4 2020, the broader opportunity to make a difference in both immune-mediated and rare diseases, including oncology and UCD, and I have confidence that the team will achieve continued success.”

Kaleido’s Board of Directors will be initiating a search for a new CEO and has established an Office of the CEO to lead the organization and to advance its strategic goals during this transition period.  The Office of the CEO will be comprised of Mike Bonney and Ms. Lawton.  Mr. Bonney is the Executive Chair and former CEO of Kaleido and has more than 25 years of experience leading biotechnology and pharmaceutical companies, including 12 years as the CEO of Cubist Pharmaceuticals.  Other members of the Board of Directors have also committed to providing their expertise and support to the organization until a successor CEO is identified.

“I am truly grateful for Alison’s leadership as Kaleido initiated and advanced our programs, including those aimed at addressing the unmet need for outpatients with mild-to-moderate COVID-19 disease, immuno-oncology, ulcerative colitis and other immune-mediated and inflammatory diseases,” said Mr. Bonney. “I look forward to working closely with Alison and the entire company as we progress toward important data readouts from these and other programs starting in Q4 2020 and throughout 2021.”

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health. The Company has built a proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the gut’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the therapeutic potential of our MMT candidates, the timing of initiation, completion and reporting of results of clinical studies, and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the breadth of our pipeline of product candidates, the strength of our proprietary product platform, the efficiency of our discovery and development approach, the clinical development and safety profile of our MMT candidates and their therapeutic potential, whether and when, if at all, our MMT candidates will receive approval form the U.S. Food and Drug Administration and for which, if any, indications, competition from other biotechnology companies, and other risks identified in our SEC filings, including our most recent Form 10-K, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:
Kaleido Biosciences
William Duke, Jr.

Chief Financial Officer
617-890-5772
william.duke@kaleido.com

Investors
Lee M. Stern
Solebury Trout
646-378-2922
lstern@soleburytrout.com

Media

Joshua Mansbach
Solebury Trout

646-378-2964

jmansbach@troutgroup.com